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Exhibit 10.55

AMENDMENT NO. 3 TO MANAGEMENT AGREEMENT

        This Amendment No. 3, dated as of November 19, 2002 (this "Amendment"), amends the Management Agreement, dated as of May 31, 2000, as amended by Amendment No. 1 to Management Agreement, dated as of December 22, 2000, and by Amendment No. 2 to Management Agreement, dated as of August 31, 2001 (as so amended, the "Existing Agreement"), by and among Mrs. Fields' Original Cookies, Inc., a Delaware corporation ("Mrs. Fields"), TCBY Holding Company, Inc., a Delaware corporation ("Holding"), and TCBY Systems, LLC, a Delaware limited liability company ("Systems" and, together with Holding, "TCBY"). Capitalized terms used not otherwise defined herein shall have the respective meanings ascribed thereto in the Existing Agreement.

RECITALS

        WHEREAS, the Parties desire to amend certain terms of the Existing Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
Amendments.

1.1
Section 1.28 of the Existing Agreement is amended by deleting it in its entirety.

1.2
Section 1.29 of the Existing Agreement is amended by renumbering such section as "1.28."

1.3
Section 2.5.2 of the Existing Agreement is amended by deleting it in its entirety.

1.4
Section 4 of the Existing Agreement is amended by adding the following at the end thereof:

4.7
Annual Plan Hiatus. Notwithstanding anything to the contrary in this Agreement, for the period from October 2002 through and including December 2004, there shall be no Annual Plan and the provisions concerning submission and approval of the Annual Plan will not be operative. Instead, TCBY shall be obligated to pay the Management Fee as set forth in Section 5.3 for such periods.

1.5
Section 5.3 of the Existing Agreement is amended by deleting Section 5.3 in its entirety and replacing it with the following:

5.3
Management Fee and Reimbursements for Subsequent Periods. For the period from October 2002 through and including September 2003, Mrs. Fields, as compensation for Services rendered during such period, shall receive a Management Fee from TCBY equal to $866,667 per month. For the period from October 2003 through and including December 2004, Mrs. Fields, as compensation for Services rendered during such period, shall receive a Management Fee from TCBY equal to $783,333 per month. There shall be no adjustment of the Management Fee for the period from October 2002 through and including December 2004. Except as set forth in Section 5.2, for all periods prior to October 2002 or following December 2004, Mrs. Fields, as compensation for Services rendered during such periods, shall receive a Management Fee from TCBY in the amounts set forth in the Annual Plan applicable to each such respective period, subject to adjustment in accordance with this Agreement. In addition to such Management Fee, TCBY shall pay directly or promptly reimburse Mrs. Fields for capital and other expenditures for which reimbursement or payment (as the case may be) is required by this Agreement, including, without limitation, all items that are excluded from SGA Expenses in the definitions hereof.

1.6
The amendment of Section 5.3 of the Existing Agreement as set forth in Section 1.5 of this Amendment shall be applicable retroactively to October 1, 2002. Accordingly, any amounts actually paid to Mrs. Fields in excess of the Management Fee (after giving effect to

    Section 1.5 of this Amendment) for the period from October 1, 2002 through the date of this Amendment shall be first offset against any payment due to Mrs. Fields under Section 2.2 of this Amendment and, if any amounts remains, be offset against the next Management Fee due.

  1.7
  Section 5.5 of the Existing Agreement is amended by adding the following sentence at the end of such section:

    "The parties acknowledge that the Americana Sale Advisory Fee is being paid in full on November 19, 2002."

2.
Transfer of Retained Fees.

2.1
In connection with the amendments to the Existing Agreement provided in Section 1, the parties hereto acknowledge that, as of September 28, 2002, Systems had retained an aggregate of $1,500,000 of Management Fees pursuant to Section 5.3 of the Existing Agreement (the "Retained Amount") and, therefore, has a current obligation to repay the Retained Amount to Mrs. Fields. The parties hereby agree that Systems' obligation to repay the Retained Amount, together with any accrued interest (as provided below), shall be deferred until the first date as of which all obligations under the Senior Debt have been repaid and the revolving commitment thereunder terminated (the "Payment Date"); provided, however, that in no event shall any other amounts payable under the Existing Agreement be deferred by this Amendment. For the period beginning on the date of this Amendment and ending on the date on which the Retained Amount actually is paid, the Retained Amount will accrue interest, compounding on the last day of each Modified Calendar Quarter of TCBY, at the highest non-default rate from time to time in effect on any borrowings under the Senior Debt. Notwithstanding the deferral of the Retained Amount, to the extent that any portion of the Retained Amount, together with any accrued interest, is paid at any time prior to the Payment Date, then such portion shall be applied first to all accrued interest and then to the then-remaining balance of the Retained Amount.

2.2
Section 2.1 relates to the Retained Amount as of September 28, 2002. Accordingly, all Management Fees retained by TCBY pursuant to Section 5.3 of the Existing Agreement for the period from September 29, 2002 through and including the date of this Amendment (i.e., all Management Fees retained in excess of $1,500,000) shall be remitted to Mrs. Fields on the date of this Amendment after giving effect to the offset of any amounts owing to TCBY pursuant to Section 1.5 of this Amendment.

3.
Miscellaneous.

3.1
This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

3.2
In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

3.3
Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

3.4
THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

  3.5
  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

        [The remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MRS. FIELDS' ORIGINAL COOKIES, INC.
By:	/s/ LARRY A. HODGES Name: Larry A. Hodges Title: President and Chief Executive Officer
TCBY HOLDING COMPANY, INC.
By:	/s/ MICHAEL R. WARD Name: Michael R. Ward Title: Senior Vice President
TCBY SYSTEMS, LLC
By:	/s/ MICHAEL R. WARD Name: Michael R. Ward Title: Senior Vice President

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  Exhibit 10.55